UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 25, 2022

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 S. Capital of Texas Highway, Building 1, Suite 330, Austin, TX	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (512) 716-0808

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	ITI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 25, 2022, Iteris, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with Capital One, National Association, as agent.

The Credit Agreement provides for a $20 million revolving credit facility with a maturity date of January 25, 2026. In addition, the Company has the ability from time to time to increase the revolving commitments up to an additional aggregate amount not to exceed $40 million, subject to receipt of lender commitments and certain conditions precedent. As of the date of this Current Report on Form 8-K, the Credit Agreement remains undrawn and there is no outstanding balance under the revolving credit facility.

The revolving credit facility is collateralized by substantially all of our property and assets, including intellectual property. The Credit Agreement contains certain restrictions and covenants that require the Company to maintain, on an ongoing basis, (i) a leverage ratio of no greater than 3.00 to 1.00 and (ii) a fixed charge coverage ratio of not less than 1.25 to 1.00. The Credit Agreement also contains certain restrictive covenants, which could restrict or prohibit the Company’s ability to incur indebtedness and certain liens, make certain capital expenditures, make certain restricted payments, make material depositions and acquisitions of assets, engage in certain affiliate transactions, or make certain other fundamental changes.

The leverage ratio also determines the applicable interest rate under the Credit Agreement. Borrowings under the revolving credit facility accrue interest at a rate equal to either SOFR or a specified base rate, at the Company’s option, plus an applicable margin. The applicable margins range from 2.00% to 2.80% per annum for SOFR loans and 1.00% to 1.80% per annum for base rate loans. The revolving credit facility is subject to a commitment fee payable on the unused revolving credit facility commitments ranging from 0.25% to 0.35%, depending on the Company’s leverage ratio. The Company is also required to pay certain fees to the agent and letter of credit issuers under the revolving credit facility.

In addition, the Credit Agreement includes customary events of default and upon an event of default, the Company cannot request additional borrowings and the lenders may elect to accelerate any outstanding principal and accrued and unpaid interest under the revolving credit facility. Further, outstanding principal and accrued and unpaid interest thereon automatically accelerate upon the entry of an order for relief with respect to any loan party under any bankruptcy, insolvency or other similar law.

The above summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith:

10.1	Credit Agreement, dated as of January 25, 2022, by and between Iteris, Inc. and Capital One, National Association, as agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2022
ITERIS, INC.,
a Delaware corporation

	By:	/S/ DOUGLAS L. GROVES
Douglas L. Groves
Chief Financial Officer